Exhibit 10.27

SECOND AMENDED AND RESTATED

CLAIMS PROCEEDS INVESTMENT AGREEMENT

Dated as of January 24, 2019

by and between

MSPA CLAIMS 1, LLC

and

BRICKELL KEY INVESTMENTS LP

This SECOND AMENDED AND RESTATED CLAIMS PROCEEDS INVESTMENT AGREEMENT, dated as of January 24, 2019 (this “Agreement”), between:

•	MSP A CLAIMS 1, LLC, a Florida limited liability company with its principal place of business at 5000 SW 75111 Avenue, Suite 400, Miami, Florida 33155 (“MSPA 1”); and

•	BRICKELL KEY INVESTMENTS LP, a Delaware limited partnership, with its principal place of business at 11 New Street, St. Peter Port, Guernsey GY1 2PF (“INVESTOR”)

(each of MSPA 1 and INVESTOR are referred to herein individually, as a “Party” and, collectively, as the “Parties.”)

Preamble

A. MSPA 1 is assignee of certain claims, rights and causes of action by individuals and certain health care insurance provider entities (“Claimants”) against various insurance carriers and / or other responsible corporate entities and / or other responsible entities with any and all related remanded, appellate, or future claims, Claims, proceedings, or assets arising from or seeking similar recoveries legally due under the Medicare Secondary Payer Act, contractual subrogation and / or other legal and equitable principals recognized under the law (the “Claims”):

B. INVESTOR invests directly and indirectly in claims, disputes, and litigation and arbitration Claims.

C. MSPA 1 requires financial support to investigate, prepare and prosecute the Claims. INVESTOR is prepared to make the Investment (as hereinafter defined) and, in consideration therefore, MSPA 1 is prepared to assign to INVESTOR a portion of the Proceeds (as hereinafter defined) of the Claims as provided for herein.

D. The Parties do not intend to waive any attorney-client privilege or any immunities from discoverability of attorney work product or other privileged materials or communications. The Parties believe they have common interests in the pursuit of the Claims.

E. The Parties entered into a Case Proceeds Investment Agreement dated February 20, 2015 (the “Original CPIA”).

F. Pursuant to the Original CPIA, INVESTOR invested the entire $17,500,000 (Seventeen Million Five Hundred Thousand Dollars) provided for in Sections 2.2(a)(i) and 2.2(a)(ii) of the Original CPIA in Claims.

G. The Patties amended and restated the Original CPIA on or about January 21, 2016 to provide for additional funding by the INVESTOR to MSPA 1 in the amount of $3,000,000 (Three Million Dollars) and the addition of new Claims (the Claims provided for in the Original CPIA and the new Claims to be funded through the additional investment of $3,000,000 are set forth in Exhibits A and B).

H. The Parties desire to further amend and restate the Original CPIA to provide for additional funding by the INVESTOR to MSPA 1 in an amount of $2,500,000.00 and to amend the INVESTOR Return.

NOW THEREFORE, for good and valuable consideration, it is agreed as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 Definitions. In this Agreement the following terms shall have the meanings given below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.

“Assigned Rights” has the meaning set forth in Section 3.1.

“Assignments of Claims” means those certain assignment agreements between (a) MSPA 1 and MSP Recovery LLC and / or La Ley Recovety Systems Inc. dated 20 February 2015, as amended, and (b) MSPA 1 and MSP Recovety LLC and MSP Recovery Services, LLC dated January 21, 2016.1

“Attorney Engagement Agreement” means the engagement agreement between an Attorney and MSPA1 related to the Claims.

“Attorneys” means one or more law firms whom MSPA 1 may engage as counsel to MSPA 1 in respect of the Claims in accordance with the terms of this Agreement.

“Attorneys’ Fees” means attorneys’ fees to which an Attorney or Attorneys may be entitled pursuant to federal or state statute, any other law irrespective of its nature, or by contract.

“Authorization” means an authorization, consent, approval, resolution, license, exemption, filing, notarization or registration.

“Authorized” means authorized by any and all actions or Authorization required to make the action contemplated thereby legally binding on a Party.

“Business Day” means any day, excluding Saturday, Sunday, any day which is a legal holiday in New York, New York or a day on which banking institutions in such jurisdictions is authorized or required by law or other governmental action to close.

[1]	Need to ensure proper assignment of claims and proceeds to MSPA 1, including the class action claims.

“Claims Costs and Expenses” as used in this Agreement means costs, expenses and disbursements directly related to the Claims, including (without limitation) costs or expenses incurred in the negotiation and drafting of this Agreement, that are (i) validly incurred by MSPA 1 or paid or due and payable to third parties including Attorneys; (ii) documented by receipts and invoices paid by MSPA 1 or submitted to MSPA 1 in connection with the Claims; or (iii) incurred by an Attorney on behalf of MSPA 1 pursuant to an Attorney Engagement Agreement. Claims Costs and Expenses shall not include any internal costs or expenses of MSPA 1, including but not limited to overhead or operating costs or expenses of it or its employees, but shall include only costs and expenses incurred by MSPA 1 and/or third parties (including travel and lodging expenses of MSPA 1 employees) in connection with prosecuting, enforcing or defending the Claims, such as (A) the fees and expenses of consultants, damages experts, other experts or technical advisors, and fact witnesses, or such fees and expenses paid directly by MSPA 1, (B) travel and lodging expenses of third parties involved in the Claims, such as witnesses and experts, for purposes of holding Claims meetings, the preparation of witness statements and expert reports, attending legal proceedings relating to the Claims, and the like, and (C) duplicating, secretarial, stenographer, courier, translation, outsourced legal research, and similar services provided by Persons other than MSPA 1.

“Closing” means the closing of the transaction contemplated hereby pursuant to Section 5.2.

“Closing Date” means the date on which each of the conditions set forth in Section 5.2 of this Agreement is satisfied or waived by the applicable Party.

“Default” means any event or circumstance specified in Section 8 (Events of Default) that would (with the expiration of a grace period or the giving of notice) become an Event of Default. A Default is “continuing” if it has not been remedied or waived.

“Defendant” means any defendant that is the subject of a Claim.

“Disputes” has the meaning set forth in Section 9.3.

“Dollar” or “$” means United States Dollars.

“Event of Default” means any event or circumstance specified as such in Section 8 of this Agreement. An Event of Default is “continuing” if it has not been remedied or waived.

“Funding Documents” means, collectively this Agreement, the Perfection Documents, the Assignments of Claims, the Services Agreement and any other document contemplated by this Agreement.

“HIPAA” means the U.S. Health Insurance Portability Accountability Act of 1996.

“Investment” has the meaning set forth in Section 2.1.

“INVESTOR Call Option Exercise Notice” shall have the meaning set forth in the definition of INVESTOR Call Option.

“INVESTOR Call Option” means Investor’s right, pursuant to Section 8.2(e), to acquire the entirety of the membership interests of MSPA 1 for an option exercise price equal to that portion of the Investment that has been paid to MSPA 1 as of the date of the occurrence of an Event of Default. In the event the INVESTOR elects to exercise the INVESTOR Call Option, it shall do so by giving written notice to MSPA 1 and to MSP within ninety (90) days of INVESTOR’s actual knowledge of the occurrence of an Event of Default (the “INVESTOR Call Option Exercise Notice”). The closing of the INVESTOR Call Option shall occur on the next Business Day occurring after the date of the INVESTOR Call Option Exercise Notice. The price of the INVESTOR Call Option shall be Ten Dollars ($10.00), which amount shall be paid to MSP at the Closing.

“INVESTOR Return” has the meaning set forth in Section 3.3.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business or properties of the Party in question and its Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Party in question to perform any of its obligations under any material provision of any funding Document, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Party in question of any material provision of any Funding Document.

“MSP” means MSP Recovery Services, LLC, a Florida limited liability company and sole parent of MSPA 1.

“MSPA 1 Change of Control” mean any circumstance or event following which (a) MSP no longer owns more than fifty percent (50%) of the membership interests of MSPA 1 or (b) any of the managers of MSP, appointed as of the date hereof, is terminated or replaced.

“Party” and “Parties” have the respective meanings set forth in the Preamble.

“Perfection Documents” means those documents required to perfect the security interest provided for in Section 4 of this Agreement under the laws of Florida and all other jurisdictions in which MSPA 1 has assets.

“Person” means any individual, firm, company, corporation, partnership, limited liability company, government, state or agency of a state or any association, trust, joint venture or consortium (whether or not having separate legal personality).

“Proceeds” has the meaning set forth in Section 3.2(a).

“Rights” means, with respect to any Person, such Person’s rights, titles, claims, options, powers, privileges and interests.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any Person or any other agreement or arrangement having a similar effect.

“Services Agreement” means that certain Claims Recovery Services Agreement by and between MSPA 1 and MSP dated 20 February 2015, as amended.

“Subsidiary” means any other firm, corporation, partnership, limited partnership, limited liability partnership, limited liability company, trust or other legal entity of any form owned and controlled by a Person.

“Taxes” means any foreign, federal, state, local, municipal or other governmental taxes, duties, levies, fees, excises or tariffs, arising as a result of or in connection with any amounts or property received or paid under this Agreement, including, without limitation: (i) any state or local sales or use taxes; (ii) any import, value-added or consumption tax; (iii) any business transfer tax; (iv) any taxes imposed or based on or with respect to or measured by any net or gross income or receipts of any of the Parties; (v) any withholding or franchise taxes, taxes on doing business, gross receipts taxes or capital stock or property taxes; or (vi) any other tax now or hereafter imposed by any governmental or taxing authority on any aspect of this Agreement, the Proceeds, the Investment or the Assigned Rights, and “pre-Tax” shall mean before the deduction of any of the foregoing. Taxes shall also include any interest or penalties imposed on or with respect to the foregoing.

1.2 Construction. Unless a contrary indication appears, the following shall apply in this Agreement:

(a) A reference to this “Agreement” or to any other agreement or document refers to this Agreement or such other agreement or document, together with all annexes, exhibits and schedules hereto or thereto and all documents expressly incorporated herein or therein by reference, and such shall be a reference to this Agreement or such other agreement or document as amended, extended, modified, novated, restated or supplemented from time to time.

(b) A term used in any other agreement or document referred to herein or in any notice given under or in connection with this Agreement or any other agreement or document has the same meaning in such other agreement, document or notice as defined in this Agreement.

(c) Article, Section and Exhibit headings are for ease of reference only.

(d) A provision of law is a reference to that provision as amended or re-enacted;

(e) A “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization;

(f) A document expressed to be “on the approved terms” means a document, the terms, conditions and form of which have been agreed by the Parties and a copy of which has been identified as such and initialled by or on behalf of each of the Parties; and

(g) A reference to Proceeds being “received” by MSPA 1 or any of its Affiliates or the “receipt” by MSPA 1 or any of its Affiliates of Proceeds, includes in each case the relevant amount being paid to or to the order of MSPA 1 or any of its Affiliates, or being set off against or otherwise reducing any obligation of MSPA 1 or any of its Affiliates.

2. THE INVESTMENT

2.1 Investment. INVESTOR agrees, subject to the terms and conditions of this Agreement, to make an investment in an amount of up to $23,000,000.00 in the Proceeds of the Claims (the “Investment”).

2.2 Disbursement of the Investment; Attorneys’ Fee Contribution Amount.

(a) INVESTOR shall disburse the Investment in four (4) installments as follows, in each case pursuant to wire transfer instructions to be provided by MSPA 1 on or before the Closing:

(i) a first installment in the amount of $7,000,000 (Seven Million Dollars) to be paid on the Closing Date (the “Initial Disbursement”);

(ii) in the INVESTOR’s sole and absolute discretion, a second installment in the amount of $10,500,000 (Ten Million Five Hundred Thousand Dollars) which amount may be paid upon the satisfactory conclusion of post-Closing due diligence as to the enforceability of Claims acquisition agreements (the “Second Disbursement”);

(iii) in the INVESTOR’s sole and absolute discretion, a third installment in the amount of $3,000,000 (Three Million Dollars) (the “Third Disbursement”); and

(iv) in the INVESTOR’s sole and absolute discretion, a fourth installment in an amount of $2,500,000.00 (the “Final Disbursement”).

In the event a MSPA 1 bank account is not available on or before the Closing, INVESTOR shall have the option to fund the Initial Disbursement into an Attorney client escrow account, which Initial Disbursement shall be immediately re-deposited from such escrow account into the MSPA 1 bank account when available.

2.3 Acknowledgements Regarding the Scope and Nature of the Investment. The Parties recognize and acknowledge that (i) INVESTOR is, through the Investment, purchasing the Assigned Rights from MSPA 1 and an ownership interest in Proceeds is being sold, transferred and assigned by MSPA 1 to INVESTOR and (ii) the Assigned Rights assigned to INVESTOR hereunder are being transferred to INVESTOR in consideration for the Investment. The Investment does not constitute a loan. INVESTOR is not acquiring, and does not wish to acquire, ownership of or MSPA 1’s Rights to the Claims; MSPA 1 remains the sole assignee of the Claims. Nothing in this Agreement or in the course or manner of dealings between the Parties shall be construed to cause any of them to be considered to be a partnership, have formed a partnership, or be partners, members, or co-venturers of any kind pursuant to any applicable tax or non-tax laws or doctrines.

2.4 Matter Monitoring. MSPA 1 agrees to provide to INVESTOR, and MSPA 1 agrees to direct MSP and the Attorneys to provide to INVESTOR, information and documentation sufficient to monitor developments in the Claims, including without limitation, regular quarterly updates and information about material matters in the Claims, as outlined in Annex A attached hereto. INVESTOR may, but is not bound to, monitor or verify the application of any amount disbursed by or on behalf of MSPA 1 in respect of Claims Costs and Expenses pursuant to this Agreement, and any such monitoring shall at all times be in INVESTOR’s sole discretion. In connection with such monitoring, MSPA 1 understands that INVESTOR may wish to review certain non-privileged information in connection with the Claims, and MSPA 1 consents to the providing of such information by the Attorneys; provided, however, that notwithstanding anything to the contrary contained herein, or in any other related agreement or document, in no event shall MSPA 1 be obligated to disclose any privileged information, information protected by HIPAA or information subject to a judicially determined protective order at any time or for any purpose.

2. 5 Future Needs. MSP A I shall not seek alternative or additional funding relating to the Claims until the entire amount of the Investment shall have been used. If MSPA 1 needs additional funding, then MSPA 1 may request INVESTOR to consider making a further investment. MSPA 1 agrees that INVESTOR shall have the first option, but no obligation, to provide further funding for the Claims, except that the member of MSPA 1 may invest additional ordinary share equity capital in MSPA 1 for this purpose prior to MSPA 1 requesting INVESTOR to consider making a further investment. If INVESTOR is not prepared at that time to make a further investment in the Claims, then MSPA 1 may seek additional funding from other third parties, provided, however, that INVESTOR shall have a right of first refusal valid for thirty (30) days to provide funding on the same terms as set forth in a bona fide offer from a third party, and provided further, that any third party providing funding to MSPA 1 shall not have any payment priority, interest or security interest or lien on the Proceeds that is prior in rights to those of INVESTOR hereunder.

3. PROCEEDS FROM THE CLAIMS

3.1 Assignment of an Interest in the Proceeds. In consideration for the Investment and subject to the terms of this Agreement, MSPA 1 hereby irrevocably assigns to INVESTOR its Rights in and to a portion of the Proceeds equal to the INVESTOR Return (the “Assigned Rights”).

3.2 Proceeds. The “Proceeds” means fifty percent (50%) of any and all gross, pre-Tax monetary recoveries other than Attorneys’ Fees (whether through damages, royalties, monies, lump-sum payments, up-front payments, settlement amounts, distribution of property, cash value of equities, license fees or other revenues or other assets or amounts) paid or to be paid by a defendant or defendants or a third-party to MSP A 1 or any of its Affiliates, or to an Attorney on behalf of MSPA 1, or recovered, received or receivable by MSPA 1 or any of its Affiliates, or to an Attorney on behalf of MSPA 1, as a result of or in connection with the Claims, whether by settlement, judgment, order, or any resolution of the Claims or otherwise, plus any interest in connection therewith agreed to in a settlement or awarded in a judgment.

3.3 INVESTOR Return. Subject to Section 3.4 below, MSPA 1 shall pay INVESTOR a return (the “INVESTOR Return”) equal to the greater of (i) $69,000,000.00 and (ii) the amount of the Investment plus an amount that provides INVESTOR with an internal rate of return (“IRR)” of thirty percent (30%) on such Investment calculated from the Closing Date.

3.4 Payment Priority of Proceeds. INVESTOR shall have first priority of payment regarding any and all Proceeds until payment in full of the INVESTOR Return. To the extent that, upon final resolution of the Claims, INVESTOR receives from Proceeds an amount that is less than the INVESTOR Return, INVESTOR shall have no recourse to recover such deficit from MSPA 1 other than as provided for in the following sentence. Notwithstanding the above, INVESTOR will be entitled to recover the difference between the amount of Proceeds actually received by the INVESTOR and the INVESTOR Return from any and all related, remanded, appellate, or future claims, or related Proceeds, or Claims, or proceedings arising from or seeking similar recoveries or remedies, including but not limited to the Claims and the underlying claims related thereto.

4. SECURITY INTEREST

4.1 Security Interest. MSPA 1 grants and assigns to INVESTOR a senior security interest in the Proceeds and over the Claims equal to the INVESTOR Return, and MSPA 1 shall execute and deliver to INVESTOR at the Closing, and INVESTOR may file with necessary filing offices, the Perfection Documents for the purpose of perfecting INVESTOR’s Rights in and to the Proceeds, and as notice to third parties that MSPA 1 has conveyed any interest it may have in or to the Proceeds.

5. CLOSING

5.1 Conditions Precedent to the Investment. INVESTOR shall only be obligated to make the Investment if on the Closing Date:

(a) The representations and warranties of MSPA 1 and MSP contained in Section 6.1 of this Agreement shall be true and accurate in all material respects on and as of the Closing Date as if made on the Closing Date;

(b) No Default shall have occurred and be continuing or would result from the transactions to be consummated at such time;

(c) The INVESTOR shall have obtained all internal approvals required in order to consummate the transactions contemplated hereby and to make the Investment.

5.2 Closing. The obligations of the Parties hereunder shall become effective when and only when each of the following conditions is satisfied (or waived by the appropriate Party):

(a) MSPA 1 shall have executed and authorized the Perfection Documents;

(b) MSPA 1, MSP and an Attorney shall have executed and delivered to each other at least one Attorney Engagement Agreement; and

(c) MSP A 1 shall have demonstrated to INVESTOR that it has contingent arrangements in place, acceptable to INVESTOR, to assure that any and all necessary fees, costs, and expenses in the Claims can be met by MSPA 1 either through the Investment, arrangements with an Attorney, or otherwise.

5.3 Delivery of the Investment. Subject to the satisfaction of the conditions to Closing set forth in Sections 5.1 and 5.2, INVESTOR shall, on the Closing Date, deliver the Initial Disbursement to MSPA 1.

6. REPRESENTATIONS, WARRANTIES AND INVESTMENT-RELATED DISCLOSURES

6.1 MSPA 1’s and MSP’s Representations, Warranties and Investment-Related Disclosures. Each of MSPA 1 and MSP make the representations and warranties set out in this Section 6.1 to INVESTOR as of the date of this Agreement and the dates of each of the Initial Disbursement and, if applicable, the Second Disbursement, the Third Disbursement and the Final Disbursement:

(a) Organization and Good Standing. MSPA 1 and MSP are limited liability companies organized, validly existing and in good standing under the laws of Florida, and each is Authorized to conduct business in Florida and all other jurisdictions in which it conducts business or operations.

(b) Authorization and Enforceability. Each of MSP and MSPA 1 has the requisite power and authority to execute and deliver this Agreement and the other Funding Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by MSPA 1 of this Agreement and the other Funding Documents and the consummation of the transactions contemplated hereby and thereby have been duly Authorized by all required actions on the part of MSPA 1 and MSP.

(c) Due Execution. This Agreement and the other Funding Document have been duly executed and delivered by MSPA 1 and MSP and, assuming the due authorization, execution and delivery hereof and thereof by INVESTOR, they constitute the valid and legally binding obligations of MSPA 1 and MSP enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and by general principles of equity.

(d) Litigation. Except as is not expected to result in a Material Adverse Effect, other than the Claims, there is no claim, action, suit, proceeding, arbitration, investigation or inquiry pending before any governmental entity, or to the knowledge of MSPA 1 or MSP, threatened against MSPA 1 or MSP. Except as is not expected to result in a Material Adverse Effect, there is not in existence at present and, except in connections with the Claims, neither MSPA 1 nor MSP is aware of the potential for any order, judgment or decree of any court or other tribunal or any agency enjoining or requiring MSPA 1 or MSP to take any action of any kind or to which MSPA 1 or MSP or their respective assets are subject or bound.

(e) Title to Property; Absence of Liens and Encumbrances, Etc. As of the date of this Agreement and the Closing Date, each of MSPA 1 and MSP is solvent and MSPA 1 owns or will own and has or will have good and marketable title to the Proceeds free and clear of all liens and encumbrances or Security in favor of any Person other than INVESTOR. Each of MSPA    1 and MSP owns and has good and marketable title to its assets, free and clear of all liens and encumbrances or Security in favor of any Person other than INVESTOR.

(f) No Conflicts. The execution, delivery and performance by MSPA 1 and I or MSP of this Agreement and the other Funding Documents in accordance with their respective terms do not and will not, after the giving of notice, or the lapse of time or both, or otherwise (i) conflict with, result in a breach of, or constitute a default under the charter or corporate documents of MSPA 1 or MSP or, except as is not expected to result in a Material Adverse Effect, any law, statute, ordinance, rule or regulation, or any court, state bar or administrative order or process or any contract, agreement, arrangement, commitment or plan to which MSPA 1 or MSP is a party or by which MSPA 1 or MSP or their respective businesses or assets are bound, including, but not limited to, RD Legal Funding Partners, LP, (ii) require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or public agency or other authority, or (iii) except as is not expected to result in a Material Adverse Effect, require the consent of any Person under any material agreement, arrangement, or commitment of any nature.

(g) Investment-related disclosures. Each of MSPA 1 and MSP acknowledges that it has superior knowledge regarding the Claims, due at least in part to its involvement and familiarity with the facts underlying the Claims, the law related thereto and the progress of the Claims to date. Moreover, each of MSPA 1 and MSP acknowledges that it has access to information regarding the Claims that is not available to INVESTOR. In connection with entering into this Agreement, MSPA    1 and I or MSP has provided (or has caused an Attorney to provide) certain information to INVESTOR, including information pertaining to the Claims and defenses in the Claims and material factual information underlying those Claims and defenses; provided, however, that each of MSPA 1 and MSP declares that MSP A 1 could not and has not provided any disclosure of information or documents protected by the attorney-client or work product privileges, and that the materials and disclosure that have been provided in the course of INVESTOR’s due diligence was bound by and in compliance with HIPAA and any applicable protective and confidentiality orders in the Claims. All such information has been provided by MSPA 1 and MSP in consultation with its counsel, and each of MSPA 1 and MSP hereby warrants that all such information was true, complete and accurate in all material respects as of the date it was provided and as of the Closing Date. Each of MSPA 1 and MSP acknowledges that INVESTOR has relied on the accuracy and completeness of this information in agreeing to make the Investment. Each of MSPA 1 and MSP confirms it has disclosed all material facts in its own possession that MSPA 1 and MSP reasonably believe could affect INVESTOR’s decision to make the Investment. If, hereafter, MSP A 1 or MSP is or becomes aware of information that it reasonably believes could affect INVESTOR’s decision to make the Investment, it shall promptly disclose such information to INVESTOR, provided, that if MSPA 1 and I or MSP is prohibited from disclosing information because it is privileged or subject to a judicially determined protective order or HIPAA, then MSPA and /or MSP, as the case may be, shall disclose to INVESTOR the fact that such information exists along with MSP A 1’s and I or MSP’s assessment (after consultation with counsel) of such information and its effect, if any, on the Claims and defenses, even if it cannot disclose the exact substance of that information.

6.2 INVESTOR Representations and Warranties. INVESTOR makes the representations and warranties set out in this Section 6.2 to MSPA 1 as of the date of this Agreement and the Closing Date:

(a) Organization and Good Standing. INVESTOR is duly organized in its respective jurisdictions as set forth in the Preamble.

(b) Authorization and Enforceability. INVESTOR has the requisite power and authority to execute and deliver this Agreement and the other Funding Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by INVESTOR of this Agreement and the other Funding Documents and the consummation of the transactions contemplated hereby and thereby have been duly Authorized by all required action on the part of INVESTOR.

(c) Due Execution. This Agreement and the other Funding Documents have been duly executed and delivered by INVESTOR, as appropriate, and, assuming the due authorization, execution and delivery hereof and thereof by MSPA 1, MSP or any other third party thereto, they constitute the valid and legally binding obligation of INVESTOR enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and by general principles of equity.

(d) No Conflicts. The execution, delivery and performance by INVESTOR of this Agreement and the other Funding Documents in accordance with their respective terms do not and will not, after the giving of notice, or the lapse of time or both, or otherwise (i) conflict with, result in a breach of, or constitute a default under INVESTOR’s constitutive documents or any law, statute, ordinance, rule or regulation, or any court or administrative order or process or, except as is not expected to result in an Material Adverse Effect, any contract, agreement, arrangement, commitment or plan to which INVESTOR is a party or by which INVESTOR or its assets is bound, (ii) require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or public agency or other public authority, or (iii) except as is not expected to result in an Material Adverse Effect, require the consent of any Person under any material agreement, arrangement, or commitment of any nature.

(e) Litigation. There is no claim, action, suit, proceeding, arbitration, investigation or inquiry pending before any governmental entity, or to the knowledge of INVESTOR, threatened against INVESTOR, or one of its related entities, that would impact or restrict INVESTOR’s ability to comply with the terms of this Agreement. Except as is not expected to result in a Material Adverse Effect, INVESTOR is not aware of the potential for an order, judgment or decree of any court or other tribunal or any agency enjoining or requiring INVESTOR to take any action of any kind or to which INVESTOR or its assets are subject or bound.

7. COVENANTS AND TAXES

7.1 Covenants. For so long as the Claims are outstanding or obligations of MSPA 1 and MSP are remaining under this Agreement or the other Funding Documents, each of MSPA 1 and MSP will (unless it has obtained prior written consent from INVESTOR to the contrary), at its sole cost and expense:

(a) obtain, comply with and use commercially reasonable efforts to do all that is necessary to remain solvent and to maintain MSP A 1 and MSP as legal entities with all requisite Authorizations under applicable law or jurisdiction to carry on their respective businesses in connection with the Claims (except where the failure to maintain any such Authorization could not reasonably be expected to result in a Material Adverse Effect);

(b) prosecute, and take all necessary actions to ensure that it prosecutes, the Claims with all due skill and care including, without limitation, maintaining the appointment of appropriate Attorneys as co-counsel from the list attached hereto as Annex B to act on behalf of MSPA 1 with respect to the Claims; in this regard, each of MSPA 1 and MSP acknowledges and agrees that INVESTOR will not (i) direct the actions of any Attorneys or the Claims (unless ethics and legal advice to INVESTOR permits giving such direction), (ii) provide any legal professional services to MSPA 1 or MSP, (iii) appear on pleadings or participate directly in decisions or settlement negotiations for the Claims, (iv) have an attorney-client relationship with MSPA 1 or MSP or (v) charge for any consultancy services either during the course of prosecution of the Claims or upon settlement or other Claims resolution;

(c) without the prior written consent of INVESTOR, not accept or agree to deploy the capital of any third party lender or capital source in connection with the Claims or future similar claims, provided, however, that the member of MSPA 1 may invest additional ordinary share equity capital in MSP A 1 for this purpose;

(d) not allow any other Person to hold any Security over the Claims or the Proceeds or any rights thereto, without the prior written consent of INVESTOR, which consent may be withheld in the sole and absolute discretion of INVESTOR;

(e) not transfer, sell, assign or otherwise dispose of any of its Rights in or under any of the contracts or agreements relating to the Claims or the Proceeds;

(f) use all or any portion of the Investment solely to identify, organize and prosecute the Claims; and

(g) deposit, and ensure that all Attorneys and third party service providers deposit or pay, all Proceeds into a MSPA 1 bank account acceptable to INVESTOR.

7.2 Taxes. All Taxes shall be the financial responsibility of the Party obligated to pay such Taxes as determined by the applicable law, and no Party is or shall be liable at any time for any of another Patty’s Taxes incurred in connection with or related to amounts paid under this Agreement. No amount of Tax shall be withheld on, or deducted from, any amount of Proceeds payable to INVESTOR hereunder. Each Party shall indemnify, defend and hold the other Parties harmless from and against any Taxes owed by or assessed against the other Parties that are the obligation of such Party and from any claims, causes of action, costs, expenses, reasonable attorneys’ fees, penalties, assessments and any other liabilities of any nature whatsoever related to such Taxes.

7.3 Attorney Appointments. MSPA 1, directly or through an affiliate, shall retain exclusive control to select counsel and to direct the activities of counsel; provided however, for the purpose of arguing appeals, dispositive motions or other major pleadings regarding Claims, MSPA 1 shall appoint an Attorney from the list of co-counsel law firms set forth in Annex B.

8. EVENTS OF DEFAULT

8.1 Events of Default. Each of the events or circumstances set out below is an Event of Default:

(a) Non-payment. MSPA 1 and / or MSP fails to pay or distribute when due any amount payable or distributable pursuant to this Agreement at the place and in the currency in which it is expressed to be payable, and such failure to pay or distribute is not remedied within 15 (fifteen) days of INVESTOR giving written notice to MSPA 1 and / or MSP.

(b) Other Obligations. (i) MSP A 1 and / or MSP fails to comply with any provision of the Funding Documents (other than those referred to in subsection (a) above), and such failure to comply is not remedied within 15 (fifteen) days of INVESTOR giving written notice to MSPA 1 and I or MSP, (ii) any Assignment of Claims is deemed invalid by a court of competent jurisdiction or is otherwise disputed by any person, or (iii) either MSPA 1 or MSP breaches the Services Agreement or such Services Agreement is deemed invalid for any reason.

(c) Misrepresentation. Any representation, warranty or statement made by MSPA 1 and / or MSP in this Agreement, in the other Funding Documents or any other document delivered by or on behalf of MSPA 1 or MSP under or in connection herewith or therewith is or proves to have been incorrect, incomplete or misleading in any material respect, and such representation, warranty or statement is not remedied by MSPA 1 or MSP, as the case may be, within 15 (fifteen) days of MSPA 1 or MSP, as the case may be, becoming aware that it is incorrect, incomplete or misleading.

(d) Insolvency.

(i) MSPA 1 or MSP is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its material financial obligations or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(ii) The value of the assets of MSPA    1 or MSP (after taking into account the Investment) is less than its liabilities (after taking into account contingent and prospective liabilities); and

(iii) A moratorium is declared in respect of any indebtedness of MSPA 1 or MSP. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

(e) Insolvency Proceedings. As to MSP A 1, MSP or any Claimant (in the case of any Claimant, that would have a Material Adverse Effect), any legal proceedings are taken in relation to:

(i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, liquidation, administration or reorganization (by way of voluntary arrangement, scheme of arrangement, or otherwise);

(ii) the filing of a voluntary petition for relief under the bankruptcy provisions of any jurisdiction or the filing of an involuntary petition for relief against which is not dismissed within 45 days of such filing;

(iii) a composition, compromise, assignment or arrangement with any creditor, other than in the ordinary course of business;

(iv) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of such entity or substantially all of the assets of such entity; or

(v) enforcement of any Security having a value of at least $20,000 (Twenty Thousand Dollars) over any assets of MSPA 1 or MSP,

or any analogous procedure or step is taken in any jurisdiction.

(f) Creditors process. Any expropriation, attachment, sequestration, distress or execution or any analogous process with respect to MSPA 1, MSP or any Claimant in any jurisdiction that would have a Material Adverse Effect and is not discharged within five (5) Business Days.

(g) Incurrence of Indebtedness. The incurrence or guarantee, directly or indirectly, of any indebtedness by MSP A 1.

(h) MSPA 1 Change of Control. The occurrence of a MSPA 1 Change of Control.

(i) Failure to Deposit Proceeds in MSPA 1 Bank Account. Any Person fails to deposit, or ensure that all Attorneys and third party service providers deposit or pay, all Proceeds into a MSPA 1 bank account acceptable to INVESTOR.

8.2 Rights and Remedies. During the continuance of an Event of Default, INVESTOR may, in their its sole and absolute discretion, upon at least fifteen (15) Business Days’ prior written notice to MSPA 1 and MSP, do any one or more of the following:

(a) require MSPA 1 and / or MSP to remit to INVESTOR any balance of the Investment remaining, subject to (d) below.

(b) except as otherwise provided herein, without notice to or demand upon MSPA 1 and / or MSP, make such payments and do such acts, on behalf of MSPA 1 and / or MSP, as INVESTOR reasonably consider necessary or reasonable to protect their rights under this Agreement;

(c) except as otherwise provided herein, in addition to the foregoing, INVESTOR shall have all rights and remedies provided by law and any rights and remedies contained in any Funding Document (including without limitation enforcing its security interest in its portion of the Proceeds), the Assignment of Claims agreements and the Services Agreement;

(d) require by notice to any Attorney that it cease all disbursements for Claims Costs and Expenses or other amounts incurred after the date of the occurrence of an Event of Default or such later date as is specified in such notice and, subject to the rights of an Attorney pursuant to the provisions of an Attorney Engagement Agreement and third-party vendors to be paid in full for services rendered prior to the date of the notice, and require all monies remaining in such Attorney’s accounts for the payment of Claims Costs and Expenses relating to the Claims to be repaid to INVESTOR; and

(e) exercise the INVESTOR Call Option.

8.3 Special Power of Attorney. MSPA 1 hereby appoints INVESTOR (or its respective representative), effective upon the occurrence and during the continuance of any Event of Default referred to in Section 8.1(d) or 8.1(e), as its attorney-in-fact, with full power of substitution, to do all things and take all actions, in its own name and as attorney-in-fact for MSPA 1, to pursue any of MSPA 1’s Rights with respect to and/or in the Claims and to engage such legal counsel for the account of MSPA 1, but at the cost of INVESTOR that INVESTOR shall, in its good faith judgment, deem to be in the best interests of INVESTOR, MSPA 1 and the Attorneys. This Special Power of Attorney shall at all times be coupled with an interest and shall survive the dissolution, insolvency or bankruptcy (as the Claims may be under the laws of any jurisdiction) of MSPA 1. Notwithstanding any provision in this Agreement or the other Funding Documents to the contrary, any and all Proceeds received by or on behalf of MSPA 1 and / or MSP on or after INVESTOR’s exercise of its rights in accordance with this Section 8.3 shall be distributed to INVESTOR up to the amount of the INVESTOR Return. Any costs incurred by INVESTOR pursuant to the exercise of its rights under this Sections 8.3 shall be treated as part of the Investment and subject to recovery as part of the INVESTOR Return. INVESTOR shall have the right to delegate the powers provided for in this Section 8.3 to a third party.

9. GOVERNING LAW; WAIVER OF SPECIFIC DEFENSES; DISPUTES

9.1 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH ENGLISH LAW, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES.

9.2 Specific Waivers. Each of MSPA 1 and MSP irrevocably waives and forever and unconditionally releases, discharges and quitclaims, any claims, counterclaims, defenses, causes of action, remedies and/or rights it or its successors in interest has or may in the future have arising from any doctrine, rule or principle of law or equity that this Agreement, or the relationships or transactions contemplated by this Agreement, (i) are against the public policy of any jurisdiction with which MSPA 1 or MSP has a connection, or (ii) are unconscionable, or (iii) constitute champerty, maintenance or any impermissible transfers or assignments of property, fees or choses in action, or (iv) violate the rules of professional ethics applicable to MSPA 1, MSP, an Attorney, any Claimant, INVESTOR or any of their respective lawyers or professional advisers.

9.3 Arbitrable Claims. All actions, disputes, claims and controversies under common law, statutory law, rules of professional ethics, or in equity of any type or nature whatsoever, whether arising before or after the date of this Agreement, and directly relating to: (a) this Agreement and/or any amendments and addenda hereto, or the breach, invalidity or termination hereof; (b) any previous or subsequent agreement between INVESTOR, on the one hand, and MSP A 1 and / or MSP or their respective members, managers and employees, on the other hand, related to the subject matter hereof; (c) any act or omission committed by INVESTOR or by any Person affiliated with INVESTOR, or by any member, employee, agent, or lawyer of INVESTOR, whether or not arising within the scope and course of employment or other contractual representation of INVESTOR (provided that such act arises under a relationship, transaction or dealing between INVESTOR and MSPA 1 and I or MSP); and/or (d) any act or omission committed by MSPA 1 and I or MSP, or by any employee, agent, partner or lawyer of MSPA 1 or MSP whether or not arising within the scope and course of employment or other contractual representation of MSPA 1 or MSP (provided that such act arises under a relationship, transaction or dealing between INVESTOR and MSPA 1 and /or MSP) (collectively, the “Disputes”), will be subject to and resolved by binding arbitration under these Sections 9.3—9.8. The Parties agree that the arbitrators have exclusive jurisdiction, to the exclusion of any court (except as specifically provided with regard to prejudgment, provisional, or enforcement proceedings in Section 9.5), to decide all Disputes.

9.4 Administrative Body. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Arbitration Rules of The London Court of International Arbitration (LCIA) (www.lcia-arbitration.com) which rules are deemed to be incorporated herein by reference. All arbitrator(s) selected will be lawyers with at least ten (10) years’ experience and be licensed to practice in the English courts. A panel of three arbitrators shall hear all claims exceeding One Million Dollars ($1,000,000), exclusive of interest, costs and lawyers’ fees. The arbitrator(s) will decide if any inconsistency exists between the rules of the applicable arbitral forum and the arbitration provisions contained herein. If such inconsistency exists, the arbitration provisions contained herein will control and supersede such rules. The arbitrator shall follow the terms of this Agreement and the applicable law, including without limitation, the attorney-client privilege and the attorney work-product doctrine. The seat, or legal place, of arbitration shall be London, England, and hearings before the arbitral tribunal shall be held in London, England unless the Parties agree to a different arbitral seat and/or locale. The language to be used in the arbitral proceedings shall be English.

9.5 Prejudgment and Provisional Remedies. Prior to appointment of the arbitrator, a Party may commence judicial proceedings only for the purpose(s) of: (i) enforcement of the arbitration provisions; (ii) obtaining appointment of arbitrator(s); (iii) preserving the status quo of the Patties pending arbitration as contemplated herein; (iv) preventing the disbursement by any Person of disputed funds; and/or (v) preserving and protecting the rights of either Patty pending the outcome of the arbitration. Any such action or remedy will not waive a Party’s right to compel arbitration of any Dispute, and any Patty may also file court proceedings to have judgment entered on the arbitration award. In any action for prejudgment or provisional relief, any court in which such relief is sought shall determine the availability of such relief without regard to any defenses that may be asserted by the other Patty, and any such defenses shall be referred to the exclusive jurisdiction of the arbitrators under Section 9.3. The Patties further agree that a court shall not defer or delay granting prejudgment or provisional relief while any such arbitration takes place.

9.6 Attorneys’ Fees. If either MSPA 1 or MSP, on the one hand, or INVESTOR, on the other hand, brings any other action for judicial relief with respect to any Dispute (other than those precisely described in Section 9.5), the Party bringing such action will be liable for and immediately pay all of the other Parties’ costs and expenses (including attorneys’ fees) incurred to stay or dismiss such action and remove or refer such Dispute to arbitration. If either MSPA 1 or MSP, on the one hand, or INVESTOR, on the other hand, brings or appeals an action to vacate or modify an arbitration award and such Party does not prevail, such Party will pay all costs and expenses, including attorneys’ fees, incurred by the other Parties in defending such action.

9.7 Enforcement. Any award rendered under this Section shall not be subject to appeal and may be enforced under any and all applicable treaties and internal laws of the jurisdiction where the award-debtor is located, including without limitation under the Convention on the Recognition and Enforcement of Foreign Arbitral Awards (New York Convention).

9.8 Confidentiality of Awards. All arbitration proceedings, including testimony or evidence at hearings, will be kept confidential, although any award or order rendered by the arbitrator(s) pursuant to the terms of this Agreement may be confirmed as a judgment or order in any state or federal or other national court of competent jurisdiction where proceedings are necessary or appropriate to enforce any award or order. This Agreement concerns transactions involving commerce among the several states and foreign countries.

9.9 Survival After Termination. The provisions of this Section 9 will survive the termination of this Agreement.

10. MISCELLANEOUS

10.1 Entire Agreement and Amendments. This Agreement and the other Funding Documents constitute the entire agreement between the Parties with respect to the matters covered herein and supersede all prior agreements, promises, representations, warranties, statements, and understandings with respect to the subject matter hereof as between MSPA 1, MSP and INVESTOR including, but not limited to, the Original CPIA. This Agreement may not be amended, altered, or modified except by an amendment or supplement to this Agreement executed by all Parties hereto.

10.2 Partial Invalidity; Severability. If, at any time, any provision of this Agreement or the other Funding Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provisions under the law of any other jurisdiction will in any way be affected or impaired.

10.3 Remedies and Waivers. No failure to exercise, nor any delay in exercising, on the part of INVESTOR or MSP A 1 or MSP, of any right or remedy under this Agreement or the other Funding Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law. No provision of this Agreement may be waived except in a writing signed by the party granting such waiver.

10.4 Assignment. This Agreement shall inure to the benefit of, and be binding upon the respective successors and assigns of the Parties. None of MSPA 1, MSP or INVESTOR shall assign or delegate their rights or obligations under this Agreement or the other Funding Documents without the prior written consent of the other Parties; provided, however, that, in connection with an eventual syndication by INVESTOR of its rights to potential proceeds from its portfolio of Claims, including the Proceeds hereunder, INVESTOR may assign or transfer to a third party all or part of its interest in (i) the Proceeds under this Agreement, (ii) its share of any and all recoveries associated with the Claims and (iii) any other rights, license or obligations hereunder; provided further, however, that the third party assignee or transferee shall not be deemed a client of the Attorneys, shall not have any control over the Claims, shall not become a party to the Claims and shall not have any access to information in respect of the Claims that is privileged, judicially protected or subject to HIPAA. Notwithstanding the above, INVESTOR may assign, in whole or in part and without the consent of MSPA 1, MSP or any other Person, the rights, benefits and obligations of this Agreement to another pooled investment vehicle managed by Juridica Asset Management Limited, a Guernsey company.

10.5 Confidentiality.

(a) INVESTOR hereby agrees that, without the prior written consent of MSPA 1, INVESTOR will not disclose, and will direct INVESTOR’s representatives (including, without limitation, INVESTOR’s outside counsel) not to disclose, to any person either the fact that this Agreement has been made, or any of the parties, terms, conditions or other facts with respect to this Agreement, or any of the information provided by MSPA 1, MSP or an Attorney to INVESTOR pursuant to this Agreement (collectively, the “Confidential Information”).

(b) INVESTOR further agrees that (i) Confidential Information will be used solely for the purpose of evaluating disbursements made from bank accounts on behalf of MSPA 1 and / or MSP and the distribution of the Proceeds, if any, and (ii) none of the Confidential Information shall be disclosed to any person or entity; provided, however, that any of such information may be disclosed by INVESTOR (A) to INVESTOR’s representatives so long as such representatives are informed of the nature of this Agreement and agree to abide by the terms of the same; (B) to the extent INVESTOR is legally required to do so, to government agencies, regulatory bodies or representatives thereof, courts, arbitral tribunals or pursuant to legal process, provided that (I) MSP A 1 is provided prior notice as soon as reasonably practical upon INVESTOR learning of any request and opportunity to contest such request, (II) MSPA 1 or MSP, as the case may be, is provided an opportunity to seek a protective order or other remedy with respect to the disclosure, including without limitation, to ensure that such Confidential Information as is required to be disclosed is afforded confidential treatment, (III) INVESTOR shall use commercially reasonable efforts to cooperate with MSPA 1 and / or MSP in obtaining a protective order or other remedy with respect to such disclosure, and (IV) in the event a protective order or other remedy is not obtained, INVESTOR shall use commercially reasonably efforts to assure MSPA 1 and / or MSP that INVESTOR or its representatives will only furnish that portion of the Confidential Information that is legally required to be disclosed, or (C) if MSPA 1 and / or MSP consents in writing to such disclosure before any such disclosure has taken place.

10.6 Notices.

(a) All notices, reports and other communications required or permitted under this Agreement shall be in writing. They shall be delivered by hand or sent by regular mail, courier, fax, email or other reliable means of electronic communication to the Parties at their addresses indicated below or at such other address as may be specified hereafter in writing by any of the Patties to the other Party in accordance with this Section 10.6.

If to MSPA 1:	MSPA Claims 1, LLC
5000 SW 75th Avenue
Miami, Florida 33155
Attn.: John Ruiz Jr.
Email: jruiz@msprecovery.com

If to MSP:	MSP Recovery Services, LLC
5000 SW 75th Avenue
Miami, Florida 33155
Attn.: John Ruiz Jr.
Email: jruiz@msprecovery.com

If to BKI:	Brickell Key Investments LP
11 New Street
St. Peter Port
	Guernsey	GY1 2PF
	Attention:	Corporate Secretary
	Fax:	+44 (0)1481 712167
	Email:	brickellkey.gg-spt@vistra.com

With a copy to:
Brickell Key Asset Management Limited
11 New Street
St. Peter Port
	Guernsey	GY1 2PF
Attention: Corporate Secretary
Fax: +44 (0)1481 712167
Email: brickellkey.gg-spt@vistra.com

and

Brickell Key Asset Management, LLC
18 Broad Street, Suite 201D
Charleston, SC 29401 U.S.A.
Attention: William Yuen
	Fax:	+1-866-529-3291
Email: yuen@bkaml.com

(b) Any notice, report or other communication hereunder shall be deemed to have been delivered and received (i) on the date delivered, if delivered personally by hand or sent by courier, (ii) on the date sent, if sent by fax, email or other form of electronic communication, and (iii) five (5) Business Days after mailing, if placed in the US mail or Guernsey mail, as the Claims may be, by registered or certified mail, first class postage prepaid, with a request for a confirmation of delivery.

(c) Any notice, report or other communication sent under Sections 8 or 9 that is sent by fax, email or other electronic communication must be confirmed by sending a hard paper copy thereof to the recipient in accordance with subsection (a) above, provided, the effective date of such notice, report or other communication shall be as specified in subsection (b) above. If the recipient actually received the fax, email or other electronic form of a notice, report or other communication, then the notice, report or other communication shall be deemed to have been given and delivered even if sender fails to send a hard copy as called for in this subsection.

10.7 Counterparts. This Agreement may be executed in counterparts which, when read together, shall constitute a single instrument, and this has the same effect as if the signatures on the counterparts were on a single copy hereof. A composite copy of this Agreement may be compiled comprising a single copy of the text of this Agreement and one or more copies of the signature pages containing collectively the signatures of all Parties.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused their duly Authorized representatives to execute this Agreement effective as of the date first set forth above.

MSPA CLAIMS 1, LLC

By:
Name:	Sandra Rodriquez
Title:

BRICKELL KEY INVESTMENTS LP

/s/ David Walker
Name:	David Walker
Title:	Director for and on behalf of Brickell Key Partners GP Limited, as General Partner of Brickell Key Investments LP

ACKNOWLEDGED AND AGREED:

MSP RECOVERY SERVICES, LLC

By:
Name:	Sandra Rodriquez
Title:

ANNEX A

General Principles for Disclosure of Material Events or Changes

MSPA 1 or MSP (“you”, “your”) should timely inform INVESTOR (“us”) of any new or unexpected Claims developments concerning a material change in, among other things:

•	strategy;

•	public profile or any public reporting about the Claims;

•	facts or law, including factual or legal assumptions about the Claims;

•	developments that may affect the outcome of the Claims; and

•	your expectations about the likely outcome and timing of the Claims.

Please report any material change in the status of the Claims. Please be sure to select the appropriate persons to receive email notification. If in doubt, you may also notify us by email or telephone in addition to your posted message.

Regular and Timely Filing of Important Documents

Please note that, while we anticipate you will provide us certain important documents, we do not expect you to (and request that you do not) send to us all documents related to the Claims. For example, please do not send to us:

•	copies of every document filed with any court in the Claims;

•	deposition transcripts unless specifically requested; and

•	routine correspondence.

However, please do send us the following important documents:

•	key substantive pleadings such as the complaint and responsive pleadings, motions to dismiss, summary judgment or other dispositive motions, and key rulings and orders by the court;

•	key documents related to any material event or change in the Claims;

•	any documents related to possible settlement or other resolution of the Claims; and

•	any scheduling order or other documents that relate to timing of potential resolution of the Claims.

Quarterly Matter Monitoring Report

In addition to the general principles of disclosure outlined herein, you will be required to provide us with a quarterly Matter Monitoring Report (the “Monitoring Report”) within 21 days after the end of each calendar quarter-end (“Quarter Reporting Date”).

We understand that material developments may arise in the Claims between Quarter Reporting Dates. Accordingly and as more particularly described in the Claims Proceeds Investment Agreement, please update us if there are material developments in the Claims, as and when they occur.